IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS SECOND QUARTER 2018 RESULTS

HIGHLIGHTS

•	Strong financial results driven by compelling blockbuster content worldwide, global network expansion and ongoing cost discipline – three factors the Company anticipates will continue to drive earnings in the future.

•	Delivered Q2 2018 earnings per share and adjusted earnings per share of $0.12 and $0.30, respectively compared to a loss per share of $0.03 and adjusted earnings per share of $0.15, respectively in Q2 2017.

•	Studios’ continued emphasis on blockbuster content, coupled with consumers’ desire to experience that content in differentiated ways, drove IMAX global box office to $343 million in the second quarter, a 28% increase compared to Q2 2017 and, representing the Company’s fifth consecutive period of quarterly box office growth.

•	Repurchased $33.0 million of shares in the second quarter at an average price of $22.01 per share, and repurchased $46 million of shares in the first half of 2018 at an average price of $21.54 per share.

NEW YORK – July 25, 2018 – IMAX Corporation (NYSE:IMAX) today reported second quarter 2018 revenues of $98.3 million, gross profit of $60.4 million and net income attributable to common shareholders of $7.6 million, which calculates to $0.12 per diluted share. Adjusted net income attributable to common shareholders for the second quarter was $19.0 million, which calculates to $0.30 per diluted share. Adjusted EBITDA per Credit Facility was $39.5 million. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA per Credit Facility, please see the end of this press release.

“Building on our first quarter momentum, we continued to demonstrate the value of our differentiated consumer experience, expanding global footprint and focus on blockbuster content from around the world. These factors, coupled with our continued focus on controlling costs, helped drive second quarter adjusted EBITDA of $39.5 million, a 35% increase compared to the second quarter last year. Through the first six months of 2018, adjusted EBITDA is up 49% compared to the same period last year,” said IMAX CEO Richard L. Gelfond. “Not only are studios emphasizing blockbuster-type content, consumers are increasingly seeking differentiated ways to experience that content. We believe IMAX is uniquely positioned to benefit from these trends, especially with the roll out of our new IMAX® with Laser experience, which we expect will further increase the differentiation of The IMAX Experience®.”

Second Quarter 2018 Results

Network Update

During the quarter, the Company installed 31 theater systems, 30 of which were for new theater locations. The total IMAX® theater network consisted of 1,410 systems as of June 30, 2018, of which 1,314 were in commercial multiplexes. There were 635 theaters in backlog as of June 30, 2018, compared to the 580 in backlog as of June 30, 2017.

IMAX also signed contracts for 40 new theaters and 98 upgrades in the second quarter of 2018. For a breakdown of theater system signings, installations, network and backlog by type for the second quarter of 2018, please see the end of this press release.

Box Office Update

Gross box office from IMAX DMR® films increased 27.4% to $342.6 million in the second quarter of 2018 from $268.9 million in the second quarter of 2017. Gross box office was generated primarily by the exhibition of 14 films (10 new and 4 carryovers), as compared to 16 films (11 new and 5 carryovers) exhibited in the second quarter of 2017.

Second Quarter Consolidated Results

The gross margin across all segments in the second quarter of 2018 was $60.4 million, or 61.4% of total revenues, compared to $49.5 million, or 56.4% of total revenues, in the second quarter of 2017. Operating expenses (which includes SG&A, excluding stock-based compensation, plus R&D) were $30.3 million in the quarter.

Gelfond continued, “Blockbuster content from Hollywood, China, India and South Korea will hit IMAX screens across the globe this year. Expanding our content offering by including more local-language titles is a key initiative of the Company, given our 1,300-plus screens span nearly 80 countries. We believe that tailoring our slate to the varying consumer preferences in diverse markets such as China will increase the box office productivity of our network. In addition to the compelling mix of global blockbusters, we are also confident that the launch of our new global brand campaign will more effectively communicate to consumers the benefits of the premium IMAX experience. We expect the new brand campaign, combined with the launch of IMAX with Laser and our growing global footprint, to drive incremental attendance at IMAX screens around the world.”

Second Quarter Segment Results

Network Business

•	Network business revenues were $60.9 million in the quarter, compared with $47.4 million in the prior-year period. Gross margin for the network business were 70.5% in the most recent quarter, compared to 66.3% in the prior-year period. The increase in revenue and gross margin was primarily driven by a 27.4% increase in box office.

•	IMAX DMR revenues were $36.2 million in the second quarter of 2018, compared to $27.8 million in the second quarter of 2017. Gross margin for the IMAX DMR segment was 67.1%, compared to 61.2% in the prior-year comparative period.

•	Revenue from joint revenue-sharing arrangements were $24.7 million in the quarter, compared with $18.9 million in the prior-year period. Gross margin for joint revenue-sharing arrangements was 75.3%, compared to 72.3% in the prior-year comparative period.

Theater Business

•	Theater business segment revenues were $30.9 million in the quarter, compared with $32.7 million in the prior-year period, primarily reflecting the installation of 3 fewer sales-type theaters.

•	Gross margin on sales and sales-type leases was 57.6% compared with 60.3% in the year-ago period. The decrease in the recent period is primarily the result of three fewer system installations compared to the prior year period.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 4:30PM ET to discuss its second quarter 2018 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (800) 263-0877 approximately 5 to 10 minutes before the call begins. Other international callers should dial (438) 968-3557. The conference ID for the call is 5362019. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 5362019.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of June 30, 2018, there were 1,410 IMAX theater systems (1,314 commercial multiplexes, 12 commercial destinations, 84 institutional) operating in 79 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from the Company’s restructuring initiative; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: IMAX Corporation, New York Michael K. Mougias 212-821-0187 mmougias@imax.com	Media: IMAX Corporation, New York Amanda Collins 212-821-0155 abcollins@imax.com

Additional Information

Signings and Installations

June 30, 2018

	Three Months Ended June 30,
Theater Signings:	2018		2017
Full new sales and sales-type lease arrangements	9		14
New traditional joint revenue sharing arrangements	31		31
New hybrid joint revenue sharing lease arrangements	—		47

Total new theaters	40		92
Upgrades of IMAX theater systems	98		3

Total Theater Signings	138		95

	Three Months Ended June 30,
Theater Installations:	2018		2017
Full new sales and sales-type lease arrangements	9		12
New traditional joint revenue sharing arrangements	19		18
New hybrid joint revenue sharing lease arrangements	2		3

Total new theaters	30		33
Upgrades of IMAX theater systems	1	(1)	1	(1)

Total Theater Installations	31		34

	Three Months Ended June 30,
Theater Backlog:	2018		2017
New sales and sales-type lease arrangements	181	(2)	174
New joint revenue sharing arrangements
Hybrid lease arrangements	115		137
Traditional arrangements	339		269

Total Theater Backlog	635	(3)	580	(4)

	Three Months Ended June 30,
Theater Network:	2018		2017
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	576	(5)	483
Traditional joint revenue sharing arrangements	628		554
Hybrid joint revenue sharing lease arrangements	110		117

Total Commercial Multiplex Theaters	1,314		1,154
Commercial Destination Theaters	12		13
Institutional Theaters	84		90

Total Theater Network	1,410		1,257

(1)	Includes one installation of an upgrade to a laser-based digital system under a joint revenue (2017 – one under a sales arrangement).
(2)	Includes 22 hybrid sales theater systems which were previously classified under joint revenue sharing arrangements – hybrid sales arrangements.
(3)	Includes 75 new laser projection system configurations, including 101 upgrades of existing locations to laser projection system configurations (99 of these 101 are for the new next generation laser projection system configurations).
(4)	Includes 24 laser projection system configurations and four upgrades of existing locations to laser projection system configurations.
(5)	Includes 35 theater systems which were previously classified under joint revenue sharing arrangements – hybrid sales arrangements. See “Critical Accounting Policies and estimates” in the form 10-Q for further details of the adoption impact of ASC Topic 606 on the Company’s revenues.

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Equipment and product sales	$15,368	$21,334	$34,881	$32,879
Services	54,785	44,603	99,531	83,447
Rentals	25,124	19,438	43,326	35,294
Finance income	3,068	2,383	5,591	4,794

	98,345	87,758	183,329	156,414

Costs and expenses applicable to revenues
Equipment and product sales	7,549	11,453	15,521	18,917
Services	23,633	21,266	43,984	41,080
Rentals	6,759	5,580	12,728	11,187

	37,941	38,299	72,233	71,184

Gross margin	60,404	49,459	111,096	85,230
Selling, general and administrative expenses	32,608	28,589	60,691	59,531
(including share-based compensation expense of $6.2 million and $10.7 million for the three and six months ended June 30, 2018 (2017 — $6.2 million and $11.0 million, respectively))
Research and development	3,922	5,678	7,514	10,012
Asset impairments	—	1,225	—	1,225
Amortization of intangibles	965	779	1,857	1,380
Receivable provisions, net of recoveries	355	940	806	1,125
Legal arbitration award	7,500	—	7,500	—
Exit costs, restructuring charges and associated impairments	456	10,258	1,158	10,258

Income from operations	14,598	1,990	31,570	1,699
Interest income	243	280	490	508
Interest expense	(851)	(435)	(1,345)	(890)

Income from operations before income taxes	13,990	1,835	30,715	1,317

(Provision for) recovery of income taxes	(3,635)	238	(8,088)	124
Loss from equity-accounted investments, net of tax	(100)	(264)	(305)	(519)

Net income	10,255	1,809	22,322	922
Less: income loss attributable to non-controlling interests	(2,630)	(3,521)	(6,192)	(2,559)

Net income (loss) attributable to common shareholders	$7,625	$(1,712)	$16,130	$(1,637)

Net income (loss) per share attributable to common shareholders – basic and diluted:
Net income (loss) per share — basic and diluted	$0.12	(0.03)	$0.25	$(0.02)

Weighted average number of shares outstanding (000’s):
Basic	63,314	65,793	63,931	66,076
Fully Diluted	63,426	65,992	64,006	66,548
Additional Disclosure:
Depreciation and amortization(1)	$14,513	$13,266	$28,034	$25,354

(1)	Includes $0.4 million and $0.5 million of amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2018, respectively (2017 – $0.2 million and $0.3 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$133,042	$158,725
Accounts receivable, net of allowance for doubtful accounts of $2,348 (December 31, 2017 — $1,613)	113,461	130,546
Financing receivables	125,756	129,494
Inventories	40,705	30,788
Prepaid expenses	9,401	7,549
Film assets	15,193	5,026
Property, plant and equipment	276,129	276,781
Other assets	61,956	26,757
Deferred income taxes	24,386	30,708
Other intangible assets	30,456	31,211
Goodwill	39,027	39,027

Total assets	$869,512	$866,612

Liabilities
Bank indebtedness	$24,377	$25,357
Accounts payable	15,027	24,235
Accrued and other liabilities	107,799	100,140
Deferred revenue	110,286	113,270

Total liabilities	257,489	263,002

Commitments and contingencies
Non-controlling interests	7,578	1,353

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 62,747,512 issued and 62,521,916 outstanding (December 31, 2017 — 64,902,201 issued and 64,695,550 outstanding)	431,003	445,797
Less: Treasury stock, 225,596 shares at cost (December 31, 2017 — 206,651)	(4,636)	(5,133)
Other equity	179,767	175,300
Accumulated deficit	(75,908)	(87,592)
Accumulated other comprehensive loss	(2,762)	(626)

Total shareholders’ equity attributable to common shareholders	527,464	527,746
Non-controlling interests	76,981	74,511

Total shareholders’ equity	604,445	602,257

Total liabilities and shareholders’ equity	$869,512	$866,612

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash provided by (used in):
Operating Activities
Net income	$22,322	$922
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	28,034	25,354
Write-downs, net of recoveries	1,686	13,155
Change in deferred income taxes	347	(3,133)
Stock and other non-cash compensation	11,920	12,570
Unrealized foreign currency exchange gain	473	(462)
Loss from equity-accounted investments	106	321
Loss on non-cash contribution to equity-accounted investees	199	198
Investment in film assets	(18,219)	(19,589)
Changes in other non-cash operating assets and liabilities	(214)	7,884

Net cash provided by operating activities	46,654	37,220

Investing Activities
Purchase of property, plant and equipment	(8,632)	(9,771)
Investment in joint revenue sharing equipment	(8,455)	(17,550)
Acquisition of other intangible assets	(1,705)	(2,624)
Investment in new business ventures	—	(1,500)

Net cash used in investing activities	(18,792)	(31,445)

Financing Activities
Repayment of bank indebtedness	(1,000)	(1,000)
Repurchase of common shares	(46,452)	(46,138)
Treasury stock purchased for future settlement of restricted share units	(4,636)	(5,412)
Taxes withheld and paid on employee stock awards vested	(1,279)	(187)
Settlement of restricted share units and options	(1,529)	(14,048)
Issuance of subsidiary shares to a non-controlling interest	6,696	—
Common shares issued – stock options exercised	799	14,419
Credit facility amendment fees paid	(1,963)	—
Dividends paid to non-controlling interests	(4,623)	—

Net cash used in financing activities	(53,987)	(52,366)

Effects of exchange rate changes on cash	442	76

Decrease in cash and cash equivalents during period	(25,683)	(46,515)
Cash and cash equivalents, beginning of period	158,725	204,759

Cash and cash equivalents, end of period	$133,042	$158,244

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes content licensing and distribution fees associated with our original content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Network Business
IMAX DMR	$36,161	$27,757	$63,214	$51,166
Joint revenue sharing arrangements – contingent rent	24,730	18,896	42,593	34,130
IMAX systems – contingent rent	—	790	—	1,478

	60,891	47,443	105,807	86,774

Theater Business
IMAX systems
Sales and sales-type leases	11,981	16,125	30,118	23,067
Ongoing fees and finance income	3,282	2,613	6,012	5,198
Joint revenue sharing arrangements – fixed fees	1,022	1,408	1,022	1,878
Theater system maintenance	12,335	10,904	25,047	21,949
Other theater	2,255	1,699	3,631	3,864

	30,875	32,749	65,830	55,956

New Business	3,116	1,311	3,723	2,591

Other
Film distribution and post-production	2,360	5,087	6,094	8,670
Other	1,103	1,168	1,875	2,423

	3,463	6,255	7,969	11,093

Total	$98,345	$87,758	$183,329	$156,414

Gross margin
Network Business
IMAX DMR(1)	$24,280	$16,998	$43,063	$34,466
Joint revenue sharing arrangements – contingent rent(1)	18,621	13,668	31,362	23,920
IMAX systems – contingent rent	—	790	—	1,478

	42,901	31,456	74,425	59,864

Theater Business
IMAX systems
Sales and sales-type leases	6,899	9,724	18,508	12,944
Ongoing fees and finance income	3,234	2,539	5,917	5,060
Joint revenue sharing arrangements – fixed fees(1)	246	176	246	264
Theater system maintenance	5,088	4,434	11,292	8,683
Other theater	563	405	517	834

	16,030	17,278	36,480	27,785

New Business	1,906	(1,183)	436	(1,520)

Other
Film distribution and post-production(1)	(387)	1,998	59	(665)
Other	(46)	(90)	(304)	(234)

	(433)	1,908	(245)	(899)

Total	$60,404	$49,459	$111,096	$85,230

(1)	IMAX DMR segment margins include marketing costs of $6.5 million and $10.6 million for the three and six months ended June 30, 2018, respectively (2017 – $4.7 million and $7.3 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.0 million and $1.2 million for the three and six months ended June 30, 2018, respectively (2017 – $0.8 million and $1.2, respectively). IMAX system sales and sales-type lease segment margins include marketing and commission costs of $0.5 million and $1.2 million for the three and six months ended June 30, 2018, respectively (2017 – $0.8 million and $1.1 million). Film distribution and post production segment margins include marketing expense of $0.8 million and $2.0 million for the three and six months ended June 30, 2018 (2017 – recovery of $0.6 million and $0.7 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA and adjusted EBITDA as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

Management uses “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that Adjusted EBITDA per Credit Facility is relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	For the 3 months ended June 30, 2018		For the 12 months ended June 30, 2018 (1)
(In thousands of U.S. Dollars)
Net income	$10,255		$33,918
Add (subtract):
Provision for income taxes	3,635		25,002
Interest expense, net of interest income	608		1,388
Depreciation and amortization, including film asset amortization	14,513		69,488

EBITDA	$29,011		$129,796
Stock and other non-cash compensation	6,779		23,141
Write-downs, net of recoveries including asset impairments and receivable provisions	650		18,099
Exit costs, restructuring charges and associated impairments	456		7,074
Legal arbitration award	7,500		7,500
Loss from equity accounted investments	100		489

Adjusted EBITDA before non-controlling interests(2)	$44,496		$186,099
Adjusted EBITDA attributable to non-controlling interests	(5,014)		(24,404)

Adjusted EBITDA per Credit Facility	$39,482	*	$161,695	*

Adjusted EBITDA per Credit Facility, excluding impact from “Marvel’s Inhumans”	$39,489	*	$148,930	*

Adjusted revenues attributable to common shareholders (3)	$90,860		$367,281

Adjusted EBITDA margin, excluding impact from “Marvel’s Inhumans”	43.5%		40.5%

*	Adjusted EBITDA per Credit Facility of $39.5 million and $161.7 million for the three and twelve months ended June 30, 2018 respectively, include the impact of the Company’s investment in “Marvel’s Inhumans”, which resulted in a less than $0.1 million and $12.2 million loss, respectively. However, as permitted by the Credit Facility, this loss was offset by addbacks of $nil and $13.3 million for amortization and by addbacks of, $nil and $11.7 million for impairment charges relating to the investment, in each case for the three and twelve months ended June 30, 2018, respectively. The net effect of these addbacks was to increase Adjusted EBITDA per Credit Facility by less than $0.1 million and $12.8 million for the three and twelve months ended June 30, 2018, respectively. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility.
(1)	Ratio of funded debt calculated using twelve months ended Adjusted EBITDA per Credit Facility.
(2)	The Adjusted EBITDA per Credit Facility calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)		3 months ended June 30, 2018		12 months ended June 30, 2018
	Total revenues		$98,345		$407,681
	Greater China revenues	$23,341		$126,389
	Non-controlling interest ownership percentage(4)	32.07%		31.96%

	Deduction for non-controlling interest share of revenues		(7,485)		(40,400)

	Adjusted revenues attributable to common shareholders		$90,860		$367,281

(4)	Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended June 30, 2018 vs. 2017:

The Company reported net income of $10.3 million, which calculates to $0.16 per basic and diluted share, for the second quarter of 2018 as compared to a net income of $1.8 million, $0.03 per basic and diluted share for the second quarter of 2017.

Net income for the second quarter of 2018 includes a $6.8 million charge, or $0.10 per diluted share (2017 — $6.8 million or $0.10 per diluted share), for stock-based compensation and a $0.5 million charge, or $0.01 per diluted share for exit costs, restructuring charges and associated impairments (2017 — $10.3 million or $0.15 per diluted share), and a $7.5 million charge, or $0.12 per diluted share, for a legal arbitration award related to one of the Company’s litigation matters from 2006 (2017 — $nil or $nil per diluted share).

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $21.7 million, or $0.34 per diluted share, for the second quarter of 2018 as compared to adjusted net income of $13.5 million, or $0.20 per diluted share, for the second quarter of 2017.

The Company reported net income attributable to common shareholders of $7.6 million, or $0.12 per basic and diluted share for the second quarter of 2018 (2017 — loss of $1.7 million or $0.03 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $19.0 million, or $0.30 per diluted share, for the second quarter of 2018 as compared to adjusted net income attributable to common shareholders of $9.6 million, or $0.15 per diluted share, for the second quarter of 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended June 30,

(In thousands of U.S. dollars, except per share amounts)	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$10,255	$0.16	$1,809	$0.03
Adjustments:
Stock-based compensation	6,756	0.10	6,793	0.10
Exit costs, restructuring charges and associated impairments	456	0.01	10,258	0.15
Legal arbitration award	7,500	0.12	—	—
Tax impact on items listed above	(3,228)	(0.05)	(5,382)	(0.08)

Adjusted net income	21,739	0.34	13,478	0.20
Net (income) loss attributable to non-controlling interests	(2,630)	(0.04)	(3,521)	(0.05)
Stock-based compensation (net of tax of less than $0.1 million and less than $0.1 million, respectively)	(147)	—	(153)	—
Exit costs, restructuring charges and associated impairments (net of tax of less than $0.1 million)	—	—	(168)	—

Adjusted net income attributable to common shareholders	$18,962	$0.30	$9,636	$0.15

Weighted average diluted shares outstanding		63,426		65,992

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Six Months Ended June 30, 2018 vs. 2017:

The Company reported net income of $22.3 million, or $0.35 per basic and diluted share, for the six months ended June 30, 2018 as compared to net income of $0.9 million, or $0.01 per basic and diluted share for the six months ended June 30, 2017.

Net income for the six months ended June 30, 2018 includes a $11.6 million charge, or $0.18 per diluted share (2017 — $12.1 million or $0.18 per diluted share) for stock-based compensation, and a $1.2 million charge, or $0.02 per diluted share for exit costs, restructuring charges and associated impairments (2017 — $10.3 million, or $0.15 per diluted share), and a $7.5 million charge, or $0.12 per diluted share for a legal arbitration award related to one of the Company’s litigation matters from 2006 (2017 — $nil or $nil per diluted share).

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $38.8 million, or $0.61 per diluted share, for the six months ended June 30, 2018 as compared to adjusted net income of $16.5 million, or $0.24 per diluted share, for the six months ended June 30, 2017.

The Company reported a net income attributable to common shareholders of $16.1 million, or $0.25 per basic and diluted share for the six months ended June 30, 2018 (2017 — net loss of $1.6 million, or a loss of $0.02 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award and the related tax impact, was $32.4 million, or $0.51 per diluted share, for the six months ended June 30, 2018 as compared to adjusted net income attributable to common shareholders of $13.5 million, or $0.20 per diluted share, for the six months ended June 30, 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Six Months Ended June 30,

(In thousands of U.S. dollars, except per share amounts)	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$22,322	$0.35	$922	$0.01
Adjustments:
Stock-based compensation	11,603	0.18	12,057	0.18
Exit costs, restructuring charges and associated impairments	1,158	0.02	10,258	0.15
Legal arbitration award	7,500	0.12	—	—
Tax impact on items listed above	(3,787)	(0.06)	(6,723)	(0.10)

Adjusted net income	38,796	0.61	16,514	0.24
Net (income) loss attributable to non-controlling interests	(6,192)	(0.10)	(2,559)	(0.04)
Stock-based compensation (net of tax of $0.1 million and $0.1 million, respectively)	(204)	—	(281)	—
Exit costs, restructuring charges and associated impairments (net of tax of less than $0.1 million)	—	—	(168)	—

Adjusted net income attributable to common shareholders	$32,400	$0.51	$13,506	$0.20

Weighted average diluted shares outstanding		64,006		66,548

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	For the Three months ended June 30, 2018	For the Six months ended June 30, 2018
(In thousands of U.S. Dollars)
Net cash provided by operating activities	$31,191	$46,654
Net cash used in investing activities	(6,839)	(18,792)

Net cash flow	$24,352	$27,862